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Exhibit 99.1

News Release



FOR IMMEDIATE RELEASE
THURSDAY, JUNE 26, 2003

Contact:  Raymond S. Stolarczyk  or  Thomas E. Bentel  or  Elizabeth A. Doolan
          Chairman & CEO             President & COO       Sr. Vice President &
                                                           CFO
          773.736.4414

FIDELITY BANCORP ANNOUNCES
  SPECIAL DIVIDEND OF $0.05 PER SHARE

CHICAGO, June 26, 2003 Fidelity Bancorp, Inc. (Nasdaq:FBCI), the parent company of Fidelity Federal Savings Bank, announced the declaration of a special dividend of $0.05 per share, payable July 14, 2003, to stockholders of record as of July 7, 2003. The dividend was declared in anticipation of the previously announced merger transaction between MAF Bancorp, Inc. and the Company. The stockholders of the Company are scheduled to consider the approval of the transaction with MAF at a special stockholders meeting to be held on July 16, 2003. The merger agreement provides for stockholders of the Company to receive 0.89 shares of MAF common stock for each share of Fidelity Bancorp common stock that they own. Assuming the merger transaction closes as currently expected in mid- to late-July, 2003, Fidelity holders receiving MAF stock in the merger who continue to hold those shares will be eligible to receive dividends declared by MAF after the closing of the merger transaction.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) unanticipated delay in the date of the special stockholders meeting or failure to obtain stockholder approval of MAF's proposed acquisition of Fidelity; (ii) unexpected difficulty or delay in consummation of the pending merger transaction; or (iii) a material adverse change in either Fidelity's or MAF's business, results of operations, financial condition or prospects which could interfere with consummation of the merger transaction. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.